UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2024

Autolus Therapeutics plc

(Exact name of registrant as specified in its Charter)

England and Wales	001-38547	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

The MediaWorks

191 Wood Lane

London W12 7FP

United Kingdom

(Address of principal executive offices) (Zip Code)

(44) 20 3829 6230

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one ordinary share, par value $0.000042 per share	AUTL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

License and Option Agreement

On February 6, 2024 (the “Execution Date”), Autolus Therapeutics plc (the “registrant”) and the registrant’s wholly owned subsidiaries, Autolus Limited and Autolus Holdings (UK) Limited (together, with the registrant, the “Company”) entered into a License and Option Agreement (the “License Agreement”) with BioNTech SE (“BioNTech”) pursuant to which the Company granted to BioNTech an exclusive, worldwide, sublicensable license (the “License”) to certain binders and to exploit products that express in vivo such binders (collectively, the “Binder Licensed Products”).

The License Agreement will become effective upon the Initial Closing (as defined in the Purchase Agreement described below) (such effective date being referred to as the “Effective Date”).

In addition to the License, under the License Agreement the Company has granted to BioNTech several time-limited options (the “Options”) to acquire additional rights to specified clinical-stage product candidates, binders and technologies of the Company, described in more detail below. In the event that all Options are fully exercised, the Company would be eligible to receive maximum aggregate payments of up to $582 million pursuant to the License Agreement. This maximum amount includes upfront payments, the potential milestone payments for the Binder Licensed Products described below, all option exercise fees and potential milestone payments for licenses to optioned products and technologies, and additional payments that BioNTech may pay to the Company for an increased revenue interest with respect to the Company’s product candidate obe-cel as described below.

License and Options

In consideration for the License and the Options, BioNTech has agreed to make an initial payment to the Company of $10 million. The Company is eligible to receive milestone payments of up to $32 million in the aggregate upon the achievement of specified clinical development and regulatory milestones for each Binder Licensed Product that achieves such milestones. The Company is also eligible to receive a low single-digit royalty on net sales of Binder Licensed Products, subject to customary reductions, which reductions are subject to specified limits. The royalty will be increased if BioNTech, its affiliates or sublicensees commercialize a Binder Licensed Product in an indication and country in which the Company or its affiliates or licensees also commercializes a product containing the same binders. Under the License Agreement, BioNTech is solely responsible for, and has sole decision-making authority with respect to, at its own expense, the exploitation of Binder Licensed Products.

Under the terms of the License Agreement, the Company has agreed to grant BioNTech the following time-limited Options:

•

an option to obtain exclusive rights to co-fund development costs of the Company’s development-stage programs AUTO1/22 and AUTO6NG, in return for agreed upon economic terms, including an option exercise fee, milestone payments and a profit-sharing arrangement for each such product candidate, with additional options to co-promote or co-commercialize such product candidate;

•

an option to obtain an exclusive worldwide license to exploit products that express certain additional binders in vivo or, with respect to certain binders, in an antibody drug conjugate (“Binder Option”);

•

an option to obtain a co-exclusive worldwide license to exploit products that express in vivo the Company’s modules for activity enhancement, with a non-exclusive right, in certain agreed instances, to exploit products that include Company’s modules for activity enhancement but do not express in vivo such modules (the “Activity Enhancement Option”); and

•

an option to obtain a non-exclusive worldwide license to exploit products that contain the Company’s safety switches (the “Safety Switch Option” and, together with the Binder Option and the Activity Enhancement Option, the “Technology Options”).

The option exercise fee for each Technology Option is a low seven-digit amount. Each of the Activity Enhancement Option and the Safety Switch Option must be exercised with respect to a given biological target or combination of targets. There is a cap on the total option exercise fee if multiple options are exercised with respect to a given target.

There is also a cap on milestone payments across all agreements entered into as the result of BioNTech exercising one or more of the Technology Options and a cap on royalties payable on any given product for which multiple Options are exercised.

Obe-cel Product Revenue Interest

Under the License Agreement, BioNTech has also agreed to financially support the expansion of the clinical development program for, and planned commercialization of, the Company’s lead product candidate obecabtagene autoleucel, known as obe-cel. In exchange for the Company’s grant of rights to future revenues from the sales of obe-cel products, BioNTech will make an upfront payment to the Company of $40 million. The Company will pay BioNTech a low single-digit percentage of annual net sales of obe-cel products, which may be increased up to a mid-single digit percentage in exchange for milestone payments of up to $100 million in the aggregate on achievement of certain regulatory events for specific new indications.

Manufacturing and Commercial Agreement

Under the terms of the License Agreement, the Company has agreed to grant BioNTech the option to negotiate a joint manufacturing and commercial services agreement pursuant to which the parties may access and leverage each other’s manufacturing and commercial capabilities, in addition to Autolus’ commercial site network and infrastructure, with respect to certain of each parties’ CAR-T products, including BioNTech’s product candidate BNT211 (the “Manufacturing and Commercial Agreement”). The Manufacturing and Commercial Agreement, if entered into, would also grant BioNTech access to the Company’s commercial site network and infrastructure.

Termination

Unless earlier terminated, the License Agreement will continue for so long as royalties are payable in respect of Binder Licensed Products and the revenue interest is payable in respect of obe-cel products. Subject to a cure period, either party may terminate the License Agreement in the event of the other party’s uncured material breach or the insolvency of the other party. BioNTech may terminate the License Agreement, in whole or in part, for any or no reason upon a specified period of prior written notice to the Company.

Securities Purchase Agreement, Registration Rights Agreement and Letter Agreement

Concurrently with the execution of the License Agreement, on the Execution Date, the registrant and BioNTech entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the registrant will issue and sell to BioNTech American Depositary Shares (“ADSs”), each representing one ordinary share, with a nominal value of $0.000042 per share, of the registrant (the “Ordinary Shares”) in a private placement transaction (the “Private Placement”).

At the initial closing (the “Initial Closing”), the registrant will issue ADSs (the “Initial ADSs”) for a total aggregate purchase price of $200 million. The purchase price of the Initial ADSs is $6.00 per ADS or, if lower, the price per Ordinary Share (including in the form of ADS) that may be paid by investors in specified financing transactions that occur prior to the Initial Closing.

In the event that BioNTech and the Company enter into a Manufacturing and Commercial Agreement (as defined above) within 18 months of the Initial Closing, BioNTech will purchase additional ADSs (the “Subsequent ADSs” and, together with the Initial ADSs, the “Private Placement ADSs”), not to exceed 15,000,000 ADSs, for an aggregate purchase price of up to $20 million. The total number of Subsequent ADSs that may be issued is subject to additional limitations and restrictions.

The Purchase Agreement contains customary representations, warranties, and covenants of each of the registrant and BioNTech.

Concurrently with entry into the Purchase Agreement, the registrant and BioNTech entered into a letter agreement (the “Letter Agreement”) providing BioNTech with certain additional rights and subjecting BioNTech’s investment in the Company to certain restrictions. Pursuant to the Letter Agreement, BioNTech received the right to nominate a director to the registrant’s board of directors. If BioNTech acquires beneficial ownership of at least 30% of the issued and outstanding Ordinary Shares of the registrant within five years of the Execution Date, BioNTech will have the right to designate an additional director who shall be independent. BioNTech’s director nomination rights under the Letter Agreement shall automatically terminate upon BioNTech’s ownership of Ordinary Shares dropping below certain specified percentages. Additionally, pursuant to the Letter Agreement, BioNTech has the right to purchase equity securities sold by the registrant in bona fide financing transactions in amounts that are based on BioNTech maintaining specified ownership thresholds following such financing transactions.

Pursuant to the Letter Agreement, subject to specified exceptions, BioNTech may not sell the Private Placement ADSs without the registrant’s approval for a period of six months following the applicable closing date for such ADSs.

The Letter Agreement terminates upon the earlier of (a) the later of (i) three years from the Execution Date and (ii) such time as no securities of the registrant are held by BioNTech or its affiliates and (b) the consummation of a change of control transaction involving the registrant.

On the Execution Date, the registrant and BioNTech also entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the registrant has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register the resale of the Private Placement ADSs. The foregoing descriptions of the License Agreement, the Purchase Agreement, the Registration Rights Agreement and the Letter Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements. A copy of the License Agreement will be filed as an exhibit to the registrant’s annual report on Form 10-K for the fiscal year ending December 31, 2023. Copies of the Securities Purchase Agreement, the Registration Rights Agreement and the Letter Agreement are filed herewith as Exhibits 10.1, 10.2 and 10.3, respectively.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 with respect to the Private Placement is incorporated herein by reference. Based in part upon the representations of BioNTech in the Purchase Agreement, the Private Placement ADSs will be sold and issued in reliance on the exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.01 Regulation FD Disclosure

On February 8, 2024, the registrant issued a press release announcing the agreements with BioNTech. The press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by reference in such a filing.

Item 9.01 Financial Statements and Exhibits

d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Securities Purchase Agreement between the registrant and BioNTech SE, dated February 6, 2024

10.2	Registration Rights Agreement between the registrant and BioNTech SE, dated February 6, 2024

10.3	Letter Agreement between the registrant and BioNTech SE, dated February 6, 2024

99.1	Press release dated February 8, 2024

104	Cover Page Interactive Data File (embedded within XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOLUS THERAPEUTICS PLC

Dated: February 8, 2024	By:	/s/ Christian Itin
Name: Christian Itin
Title: Chief Executive Officer